Exhibit 99.1

FOR IMMEDIATE RELEASE

NBT Bancorp Inc. Receives Regulatory Approval, Evans Bancorp, Inc. Shareholders Approve Merger

NORWICH, NY AND WILLIAMSVILLE, NY (December 20, 2024) – NBT Bancorp Inc. (“NBT”) (NASDAQ: NBTB) announced that it has received regulatory approval to complete the proposed merger (the “Merger”) of Evans Bancorp, Inc. (“Evans”) (NYSE American: EVBN) with and into NBT and Evans Bank, N.A. (“Evans Bank”) with and into NBT Bank, N.A. (“NBT Bank”). The Office of the Comptroller of the Currency approved the merger of Evans Bank with and into NBT Bank, and NBT received a waiver from the Federal Reserve Bank of New York for any application with respect to the merger of Evans with and into NBT.

On December 20, 2024, the shareholders of Evans voted to approve the Merger. Evans reported over 75% of the issued and outstanding shares of Evans were represented at a special shareholder meeting and over 96% of the votes cast were voted to approve the Merger.

“We are pleased that we have received the necessary regulatory approvals to proceed with the Merger and that Evans shareholders have demonstrated strong support for the partnership that will bring NBT and Evans together,” said NBT President and CEO Scott A. Kingsley. “Team members from NBT and Evans have been working closely to plan for a smooth transition in the second quarter of 2025, and we look forward to continuing to build on the relationships Evans has established with their customers, communities and shareholders as we extend NBT’s footprint in Upstate New York into the attractive Buffalo and Rochester markets.”

“These approvals are important milestones in the merger process, and we are grateful that Evans shareholders have so positively endorsed this strategic partnership,” said David J. Nasca, Evans President and Chief Executive Officer. “Joining the NBT family will benefit our customers and communities as they will continue to be served by a combined organization upholds our shared culture and values, maintains our relationship-focused approach, and offers an elevated suite of financial products and services.”

On September 9, 2024, NBT, Evans, NBT Bank and Evans Bank entered into an Agreement and Plan of Merger pursuant to which Evans will merge with and into NBT in an all-stock transaction, and immediately after, Evans Bank will merge with and into NBT Bank. This Merger will bring together two highly respected banking companies and extend NBT’s growing footprint into Western New York. The Merger is expected to close in the the second quarter of 2025 in conjunction with the system conversion, pending customary closing conditions.

About NBT Bancorp Inc.
NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $13.84 billion at September 30, 2024. NBT primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 155 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. EPIC Retirement Plan Services, based in Rochester, NY, is a national benefits administration firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and https://www.nbtbank.com/Insurance.

About Evans Bancorp, Inc.
Evans is a financial holding company headquartered in Williamsville, NY, with total assets of $2.28 billion at September 30, 2024. Its primary subsidiary, Evans Bank, N.A., is a full-service community bank with 18 branches providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. More information about Evans is available online at www.evansbancorp.com and www.evansbank.com.

Forward-Looking Statements
This communication contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about NBT and Evans and their industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding NBT’s or Evans’ future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to NBT or Evans, are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: (1) the businesses of NBT and Evans may not be combined successfully, or such combination may take longer to accomplish than expected; (2) the cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (5) diversion of management’s attention from ongoing business operations and opportunities; (6) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Evans’ operations and those of NBT; (7) such integration may be more difficult, time consuming or costly than expected; (8) revenues following the proposed transaction may be lower than expected; (9) NBT’s and Evans’ success in executing their respective business plans and strategies and managing the risks involved in the foregoing; (10) the dilution caused by NBT’s issuance of additional shares of its capital stock in connection with the proposed transaction; (11) changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; and (12) legislative and regulatory changes. Further information about these and other relevant risks and uncertainties may be found in NBT’s and Evans’ respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2023 and in subsequent filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. NBT and Evans do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Contacts	NBT Bancorp Inc.	Evans Bancorp, Inc.

	Scott A. Kingsley President and Chief Executive Officer	David J. Nasca President and Chief Executive Officer

	Annette L. Burns EVP and Chief Financial Officer	John B. Connerton EVP and Chief Financial Officer

	607-337-6589	716-926-2000

Evans Investor Relations Deborah K. Pawlowski, Alliance Advisors dpawlowski@allianceadvisors.com 716-843-3908